Exhibit 99.1

Cactus Announces Agreement to Acquire FlexSteel

Transaction & Business Highlights
•Acquisition of a leading manufacturer and provider of differentiated onshore spoolable pipe technologies and associated installation services
•Enhances Cactus’ position as premier provider of highly engineered equipment to the exploration & production (“E&P”) industry and expands reach further downstream
•Strong through-cycle margin profile, modest capital requirements and attractive growth potential
•Transaction is expected to be accretive to first year financial metrics

HOUSTON – January 3, 2023 – Cactus, Inc. (NYSE: WHD) (“Cactus” or the “Company”) announced today that it has entered into a definitive agreement (the “Agreement”) to acquire FlexSteel Technologies Holdings, Inc. and its affiliates through a merger with its holding company, HighRidge Resources, Inc. (“FlexSteel”) and Atlas Merger Sub, LLC, a newly formed subsidiary of Cactus, Inc. FlexSteel is a market-leading manufacturer of spoolable pipe technologies primarily purchased by customers during the production phases of a well’s lifecycle.

Scott Bender, President and CEO of Cactus, commented, “This acquisition enhances Cactus’ position as a premier manufacturer of specialized technologies delivered directly to our industry’s end-users. FlexSteel’s products combine the durability and reliability of steel with the speed and efficiency of spoolables. FlexSteel shares many characteristics with Cactus, including: 1) technologically differentiated products and services that increase customer efficiency, 2) state of the art manufacturing capabilities, 3) strong through-cycle margins, 4) modest capital requirements and 5) significant growth in recent years. Both businesses have succeeded by making highly technical sales to market-leading customers. FlexSteel’s products are also highly complementary to Cactus’ equipment at the wellsite. As such, we believe this company meets the exacting criteria we have described over the last several years.

FlexSteel also provides meaningful growth potential driven by: 1) the industry’s shift away from legacy offerings in favor of more technologically advanced solutions, 2) customers’ trend toward larger diameter products and 3) penetration into new markets such as midstream, international, shallow-water, and carbon capture.

Over time, we expect to realize the benefits of cost efficiencies by implementing our existing supply chain expertise and utilizing the combined Company’s infrastructure to deliver specialized products to an expanded customer base.”

Cactus is acquiring FlexSteel on a cash-free, debt-free basis, for total upfront consideration of approximately $621 million, subject to customary purchase price adjustments. The closing is expected to occur in early 2023 and is subject to regulatory approvals and other customary conditions. In addition to the upfront consideration, there is a potential future earn-out payment of up to $75 million to be paid in mid-2024 if certain revenue growth targets are met by FlexSteel.

FlexSteel’s current President and CEO, Thirucherai Sathyanarayanan, will continue to lead the business, which generated revenue of approximately $265 million for the nine months ended September 30, 2022.
Transaction Financing Details
Cactus has obtained fully committed bridge financing that it can use to fund the upfront purchase price together with cash on hand. The Company intends to finance the acquisition of FlexSteel through a mix of cash, debt and/or equity. The Company is targeting net debt to 2022 adjusted EBITDA for the combined company of less than 1.0x at closing and expects to reduce leverage through internal cash generation thereafter.
Advisors
J.P. Morgan Securities LLC is serving as the exclusive financial advisor to Cactus and Bracewell LLP is serving as legal counsel in association with the transaction. Morgan Stanley & Co. LLC is serving as financial advisor to FlexSteel and Vinson & Elkins LLP is acting as legal counsel on the transaction.
Conference Call & Webcast Information
Cactus will host a conference call to discuss the acquisition on Tuesday, January 3, 2023 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). The call will be webcast on Cactus’ website at www.CactusWHD.com. Please access the webcast for the call at least 10 minutes ahead of start time to ensure a proper connection. In addition, a presentation with additional information relating to the FlexSteel acquisition is available on the Company’s website at www.CactusWHD.com.
About Cactus, Inc.
Cactus designs, manufactures, sells and rents a range of highly engineered wellhead and pressure control equipment. Its products are sold and rented principally for onshore unconventional oil and gas wells and are utilized during the drilling, completion and production phases of its customers’ wells. In addition, it provides field services for all its products and rental items to assist with the installation, maintenance and handling of the wellhead and pressure control equipment. Cactus operates service centers throughout the United States and Australia, while also providing equipment and services in select international markets.
About FlexSteel
FlexSteel designs, manufactures, sells and installs highly engineered spoolable pipe technologies. FlexSteel’s steel reinforced pipeline solutions are sold principally for onshore oil and gas wells and are utilized during the production phases of its customers’ wells. FlexSteel’s technology combines the durability of steel with the installation, performance and cost benefits of spoolable pipe products. FlexSteel operates service centers throughout the United States and Canada, while also providing equipment and services in select international markets.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Cactus’ control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.
Forward-looking statements can be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “continue,” “potential,” “will,” “hope” or other similar words and include the Company’s expectation of future performance contained herein. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. You are cautioned not to place undue reliance on any forward-looking statements, which can be affected by assumptions used or by risks or uncertainties, including unanticipated challenges relating to the proposed transaction and related financing. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other factors noted in the Company’s Annual Report on Form 10-K, any Quarterly Reports on Form 10-Q and the other documents that the Company files with the Securities and Exchange Commission. The risk factors and other factors noted therein could cause actual results to differ materially from those contained in any forward-looking statement. Cactus disclaims any duty to update and does not intend to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this presentation.
Cactus, Inc.
John Fitzgerald, 713-904-4655
Director of Corporate Development and Investor Relations
IR@CactusWHD.com
Source: Cactus, Inc.